EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

September 25, 2002
The Board of Directors
    and Shareholders
Mobile PET Systems, Inc.
2150 West Washington Street, Suite 110
San Diego, California 92110

As the independent public accountants for Mobile PET Systems, Inc. we hereby consent to the incorporation in this Annual Report on Form 10-KSB of Mobile PET Systems, Inc., of our report dated September 25, 2002, regarding the June 30, 2002 and 2001, consolidated financial statements. We also consent to all other references to our company included in this annual report.

PETERSON & CO.

Peterson & Co.
3655 Nobel Drive, Suite 500
San Diego, California 92122-1089